EXHIBIT 4.1

                                   BNY MELLON
                                 ASSET SERVICING

                                 2 Hanson Place
                               Brooklyn, NY 11217


                                  July 7, 2011


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas  77046-1173


Van Kampen Unit Trusts, Series 1122


Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 1122 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on July 6, 2011, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-174063) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.


Very truly yours,


By: /s/ TIMOTHY CARSON
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Vice President